Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in this Registration Statement on Form S-1/A of Ludwig Enterprises, Inc. of our report dated March 28, 2025, relating to our audit of the consolidated financial statements {except for the reverse stock split on June 16, 2025}, which appears herein for the years ended December 31, 2024 and 2023. We have not reviewed or opined on any other financial information within the filing.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Assurance Dimensions, LLC
Assurance Dimensions
Coral Springs, Florida
February 11, 2026